EXHIBIT 21

Q LOTUS HOLDINGS, INC.

Subsidiaries of the Registrant

March 31, 2012

		Percentage
		of Voting
	State of	Securities
Subsidiary Name	Incorporation	Owned

Q Lotus, Inc.	Nevada	100%

Midwest Business Credit, Inc.	Nevada	100%